SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant |X|

Filed by a Party other than the Registrant |_|

Check the appropriate box:

|_| Preliminary Proxy Statement      |_| Confidential, for Use of the Commission
                                         Only (as permitted by Rule 14a-6(e)(2))
|_| Definitive Proxy Statement

|X| Definitive Additional Materials

|_| Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                 XOX Corporation
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                (Name of Registrant as Specified in Its Charter)


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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     |X|  No fee required.

     |_| Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

          (1)  Title of each class of securities to which transaction applies:

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          (2)  Aggregate number of securities to which transaction applies

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          (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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          (4)  Proposed maximum aggregate value of transaction:

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          (5)  Total fee paid:

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     |_|  Fee paid previously with preliminary materials.

     |_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1)  Amount Previously Paid:

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          (2)  Form, Schedule or Registration Statement No.:

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          (3)  Filing Party:

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          (4)  Date Filed:

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                                 XOX CORPORATION
                       12400 WHITEWATER DRIVE, SUITE 2040
                           MINNETONKA, MINNESOTA 55343

                       -----------------------------------
                        SUPPLEMENT TO THE PROXY STATEMENT
                       -----------------------------------


Dear Stockholder,

         As you know, we held our Annual Meeting of Stockholders on Monday, June 10. The Definitive Proxy Statement for the meeting, dated May 8, 2002, and mailed to you on or about May 13, 2002, addressed four proposals. Proposal
No. 1, the approval of the merger with Tele Digital Development, Inc. (the "Merger"), Proposal No. 2, the election of the Class I and Class II Directors of the Company, and Proposal No. 4, the ratification of Grant Thornton, LLP as the Company's independent auditors, were approved at the meeting.

         At the Annual Meeting, I announced the adjournment of the meeting with respect to Proposal No. 3, the approval of the amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of capital stock to 30 million and the number of authorized common stock to 20 million, until THURSDAY, JUNE 27, 2002, AT 2 P.M. at the offices of Gray, Plant, Mooty, Mooty and Bennett, P.A., 3400 City Center, 33 South Sixth Street, Minneapolis, MN, 55402, in order to give additional stockholders the opportunity to vote on such proposal.

         The affirmative vote of a majority of the outstanding shares of common stock, par value $0.025, of the Company is required to approve Proposal No. 3. The approval of Proposal No. 3 is required to facilitate the closing of the Merger. Although more than 1,501,944 shares have already voted and more than 87.8% percent of the shares voting thus far have voted in favor of Proposal
No. 3 additional votes are required by corporate law to pass this important proposal. YOUR VOTE IS IMPORTANT REGARDLESS OF HOW MANY SHARES THAT YOU OWN.

         For your convenience, we have enclosed a duplicate proxy card. If you have not yet voted on Proposal No. 3, please take some time now to sign, date and return the proxy card in the envelope provided. If you have previously voted on Proposal No. 3, you may revoke or change your vote at any time prior to June 27, 2002 at 2 p.m. by giving written notice to John Sutton, our acting Chief Executive Officer, by execution of a later dated proxy, by attending and voting at the adjourned meeting or, if you instructed your broker to vote your shares, by following your broker's directions for changing such vote. If you have any questions, please do not hesitate to contact our Transfer Agent, Wells Fargo Bank, N.A. at (800) 468-9716.

         A copy of the proxy statement may be obtained, without charge, by writing to us at the address set forth above or by visiting the website of the Securities Exchange Commission at www.sec.gov. YOU ARE URGED TO REVIEW THE PROXY STATEMENT WHEN VOTING ON PROPOSAL NO. 3.

         Since the mailing of the proxy statement, the Company has engaged NDX Financial Services, for a fee of $3,000 plus customary disbursements, to assist with the solicitation of proxies. Additionally, as provided in the Proxy Statement dated May 8, 2002 and Agreement and Plan of Merger, the Company may sell up to $300,000 of common stock of the Company in order to meet the cash and pre-paid expense targets at the closing of the Merger. As of the date of this

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letter, the Company has not sold such stock. The price of such stock has been re-set by the Board of Directors of the Company at $0.205 per share as an estimate of fair market value. In the event that the Company is unable to sell any or all of the desired total number of shares of stock to prior to the closing, the exchange ratio would be adjusted accordingly at the closing of the Merger. Please see the Proxy Statement and the Agreement and Plan of Merger regarding the exchange ratio and adjustments to the exchange ratio.

                                        Sincerely,


                                        Steven B. Liefschultz
                                        Chairman of the Board of Directors